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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statements of Waste Management, Inc. on Form S-3 (File Nos. 333-00097, 333-08573, 333-32471, 333-33889, and 333-52197), on Form S-4 (File Nos. 333-31979,
333-32805, and 333-49253), and on Form S-8 (File Nos. 33-43619, 33-72436,
33-84988, 33-84990, 33-59807, 33-61621, 33-61625, 33-61627, 333-02181,
333-08161, 333-14115, 333-14613, 333-34819, 333-51975, 333-56113, and
333-59247), of our report dated March 16, 1998, on our audits of the consolidated financial statements of USA Waste Services, Inc. as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996, and 1995, which report is included in this Current Report on Form 8-K.

                                            PricewaterhouseCoopers LLP

Houston, Texas
September 23, 1998